February 2002

To:  Our Stockholders

This past quarter marked the first full quarter of operations for our newest subsidiary, Cedar Rapids Bank and Trust Company (CRBT). CRBT was granted its Iowa state banking charter in September of 2001 and opened the doors to its permanent facility in the GreatAmerica building in downtown Cedar Rapids on September 28. Under the direction of CEO Larry Helling, CRBT has quickly risen to $34.4 million in total assets as of December 31, 2001. Loans have grown to $28.6 million and an additional $13.7 million in loans have been sold to participating banks. The initial growth in the loan portfolio has been primarily to commercial customers.

Quad City Bank and Trust Company and QCR Holdings, Inc. (our new corporate name) provide as many administrative and operational services to CRBT as possible to allow the CRBT officers and employees to focus their time and energies on business development and customer service. Such growth has been funded by customer deposits and borrowings from the Federal Home Loan Bank. CRBT has 18 full time equivalent employees. While we expect CRBT to have negative earnings during its first two years of operations, it appears that the Cedar Rapids market is welcoming its new financial institution, and CRBT is on its way to a bright long term future which should enhance stockholder value in years to come.

Basic earnings per share were $0.25 for the quarter ended December 31, 2001 as compared to $0.15 for the quarter ended December 31, 2000. For the six months ended December 31, basic earnings per share improved from $0.44 in 2000 to $0.51 in 2001.

We are very pleased with these results as this quarter included a full quarter of CRBT operations, a much larger addition to our allowance for estimated losses on loans, a full quarter of our Utica Ridge Road facility, and substantial legal costs in connection with the Bancard arbitration. Fueling the increased earnings were a significant increase in gains on residential real estate loans sold and an expansion of our net interest margin. It should also be noted that, weighted average common shares outstanding increased as a result of the private placement in Cedar Rapids during September of 2001.

Net interest income improved from $2.9 million for the quarter ended December 31, 2000 to $3.8 million for the December 31, 2001 quarter. For the six months ended December 31, net interest income improved by $1.4 million from $5.8 million in 2000 to $7.2 million in 2001.

We increased our allowance for estimated losses on loans due to the increase in our loan portfolios and the impact that the softer economy has had on certain segments of our borrowers.

Although total interest income fell by $370 thousand for the quarter, interest expense fell by an even greater $1.2 million. Our subsidiary banks followed the lead of the Federal Reserve in reducing interest rates. Many banks are asset sensitive, and therefore experienced a reduction in net interest margins this past quarter as interest income decreased by a larger amount than interest expense. Our banks have continued to follow the policy of operating with a very neutral view in terms of future interest rates and we have been well served during this unprecedented drop in interest rates as we aggressively followed rates down on the deposit side. CFO Todd Gipple has done a very commendable job in leading our asset liability committee in enhancing profitability.

Another advantage of falling rates is the resulting increase in home purchases and refinancings. Our residential real estate department, led by Senior Vice President Julie Carstensen, closed 518 loans during the quarter; 14% more than our previously highest quarter. Her seven loan originators created $62.1 million of closed loans for the quarter compared to $21.2 million one year ago. Gains on sales of loans increased from $170 thousand in 2000 to $770 thousand this past quarter. For the six months, gains on sales of loans increased from $300 thousand to $1.2 million. The majority of such loans originated are sold into the secondary market to avoid the interest rate risk of holding 15 and 30-year fixed rate loans in our portfolio. We anticipate that this activity will fall off in the coming quarter due to seasonal issues and less likelihood that rates will continue to fall.

Non-interest income improved from $1.4 million in 2000 to $2.2 million in 2001 for the quarter. For the six-month period, non-interest income increased to $4 million in 2001 from $2.8 million 2000. The majority of the increase for both periods was from the sale of residential real estate loans. Additionally, merchant credit card fees and deposit service fees each experienced increases of approximately 30% for the six month period from a year ago while trust fees were slightly less due to lower values of equity holdings in customer portfolios.

Non-interest expenses had increases of 24% and 26% for the three and six month periods, respectively. Salaries and benefits is the largest expense in that category and those increases resulted from the staffing of CRBT and increased incentive compensation to real estate officers proportionate to the increased volumes of gains on sales of loans.

Consolidated assets grew by $62 million, or 15%, to $463 million, up from $401 million at June 30, 2001 and $394 million at December 31, 2000. Total loans grew by $55 million, or 19%, to $343 million at December 31, 2001 from $288 million at June 30, 2001. Loans totaled $262 million at December 31, 2000. Deposits increased by $42 million or 14% to $344 million at December 31, 2001 from $302 million at June 30, 2001. As of December 31, 2000, deposits were $307 million.

Stockholders' equity grew by approximately $6 million during the six month period ended December 31, 2001. The increase is the result of the private placement of common stock, primarily in Cedar Rapids, and earnings for the period.

A new director was added to our board of QCR Holdings, Inc. Henry Royer, past CEO of Merchants National Bank of Cedar Rapids and current chairman of the Cedar Rapids Bank and Trust Board of Directors, joined the parent company board in November of 2001. We are pleased to add Henry to the board, as his banking knowledge and significant involvement in community affairs of Cedar Rapids will be an asset to the QCR, Holdings board. In addition, Donna Sorenson, former manager of trust operations for Firstar in Cedar Rapids, was added to the Cedar Rapids Bank and Trust board of directors. We welcome both of them.

We have experienced unusual times during this current fiscal year, marked particularly by the war on terrorism and just recently the Enron bankruptcy, which is the largest in U. S. corporate history. Both events are tragic. Terrorism must not be allowed to squash the American spirit, and the Enron travesty cannot destroy our free market system. Certainly changes must be made to prevent thousands of unsuspecting employees and stockholders from again losing $60 billion due to alleged fraud and mismanagement. The public accounting industry will need to take steps to regain its objectivity and ethical standards and renew the responsibility it has to serve as the corporate watchdog for American investors.

There were an unprecedented eleven rate cuts by the Federal Reserve Bank during calendar 2001. The federal funds rate went from 6.5% at the beginning of 2001 to 1.75% at the start of 2002. Productivity remains unusually strong and that should keep labor costs and prices from rising. Investors are hopeful that productivity gains will keep inflation down, increase investment and profits, and allow interest rates to remain low.

Consumer debt levels represent a considerable weight on the economy. A great segment of the American population has come to view borrowing in terms of its monthly impact on cash flow, not its impact on their balance sheet. To that end, refinancing one's debt at lower rates may lead to lower payments and delay balance sheet cleanup as those favorable rates lower the apparent cost of holding debt. Indeed, balance sheets in aggregate now hold far more debt than is typical coming out of recession, potentially restricting the ability to take on more debt for expanded investing or consumption (a key factor in the previous economic recoveries).

Bankers are still holding out hope that the FDIC insurance limit will be increased from $100,000 to $200,000. The current limit has been at that level for two decades. Unfortunately, the deposit insurance fund has suffered two large bank failures this past year, which may result in increased premiums to banks.

We feel very good about the progress we have made this past quarter, as we expanded into a new market and took advantage of the many interest rate cuts. We look forward to continued progress during the second half of our fiscal year and as always want to take this time to thank you for your loyalty and support.

/s/ Douglas M. Hultquist                    /s/ Michael A. Bauer
------------------------                    --------------------
Douglas M. Hultquist                        Michael A. Bauer
President                                   Chairman





This letter may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

                       QCR HOLDINGS, INC. AND SUBSIDIARIES

                      Consolidated Condensed Balance Sheets

                                                                December 31,     June 30,     December 31,
ASSETS                                                             2001            2001           2000
                                                                ------------------------------------------
Cash and cash equivalents ...................................   $ 40,771,342   $ 38,504,804   $ 54,032,416
Investment securities .......................................     66,120,930     56,710,080     57,401,335
Loans receivable, net .......................................    338,060,510    283,616,584    261,646,055
Premises and equipment, net .................................      9,352,429      8,660,698      8,562,054
Other assets ................................................      8,379,931     13,455,768     12,839,814
                                                                ------------------------------------------
Total assets ................................................   $462,685,142   $400,947,934   $394,481,674
                                                                ==========================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits ....................................................   $343,887,627   $302,155,224   $307,421,681
Other borrowings ............................................     71,583,653     58,055,301     45,945,531
Company obligated mandatorily redeemable preferred securities     12,000,000     12,000,000     12,000,000
Other liabilities ...........................................      4,914,534      4,919,949      7,297,781
                                                                ------------------------------------------
Total liabilities ...........................................    432,385,814    377,130,474    372,664,993
Stockholders' equity ........................................     30,299,328     23,817,460     21,816,681
                                                                ------------------------------------------
Total liabilities and stockholders' equity ..................   $462,685,142   $400,947,934   $394,481,674
                                                                ==========================================

                       QCR HOLDINGS, INC. AND SUBSIDIARIES

                   Consolidated Condensed Statements of Income

                                                        For the Quarter Ended     For the Six Months Ended
                                                             December 31,                December 31,
                                                          2001          2000          2001         2000
                                                      -----------------------------------------------------
Interest income ...................................   $ 6,895,756   $ 7,264,701   $13,845,800   $14,242,740
Interest expense ..................................     3,113,305     4,323,023     6,633,525     8,442,198
                                                      -----------------------------------------------------
Net interest income ...............................     3,782,451     2,941,678     7,212,275     5,800,542
Provision for loan losses .........................       631,375       343,800     1,039,865       519,875
                                                      -----------------------------------------------------
Net interest income after provision for loan losses     3,151,076     2,597,878     6,172,410     5,280,667

Noninterest income ................................     2,192,586     1,415,496     4,040,240     2,787,581
Noninterest expenses ..............................     4,319,128     3,466,171     8,244,914     6,543,809
                                                      -----------------------------------------------------
Income before income taxes ........................     1,024,534       547,203     1,967,736     1,524,439
Federal and state income taxes ....................       335,161       203,258       630,126       520,245
                                                      -----------------------------------------------------
Net income ........................................   $   689,373   $   343,945   $ 1,337,610   $ 1,004,194
                                                      =====================================================
Earnings per common share:
Basic .............................................   $      0.25   $      0.15   $      0.51   $      0.44
Diluted ...........................................   $      0.24   $      0.15   $      0.50   $      0.43


Key Ratios

                                                 For the Quarter Ended     For the Six Months Ended
                                                      December 31,              December 31,
                                                   2001         2000           2001         2000
                                                 ----------------------    -------------------------
Return on average assets (annualized) ......       0.63%        0.36%          0.63%        0.53%
Return on average common equity (annualized)       9.07%        6.45%          9.65%        9.60%
Net interest margin ........................       3.76%        3.36%          3.70%        3.36%
Allowance as a percent of total loans ......       1.44%        1.50%          1.44%        1.50%
Efficiency ratio ...........................      72.25%       79.46%         73.24%       76.03%
